EXHIBIT 99.1

AgFeed Industries Benefits From China's Income Tax-Exempt Status Covering the Hog Raising Industry
Tuesday January 29, 6:30 am ET

AgFeed Experienced Record Earnings in 2007, Targets a Total of 400,000 Hog Production in 2008 Through Strategic Acquisitions

SHANGHAI, CHINA -- (MARKET WIRE) -- Jan 29, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News) (website: www.agfeedinc.com), a market leader in China's premix animal nutrition and hog raising industry, announces today that the Chinese government has designated the hog raising sector as an income tax exempt industry due to hog shortage and the government's policy that helps hog farmers generate greater incomes. Unless exemptions are available by law, China has a flat corporate tax rate of 25% on earnings.

Songyan Li, PhD, AgFeed's Chairman commented: “In 2007, AgFeed experienced record earnings growth from our premix feed business. In 2008, we expect to derive the majority of our revenues from the hog raising business while we continue to expect high growth in our feed segment. Management believes that AgFeed will benefit from record high hog prices in 2008 due to rising consumer income levels and estimated strong demand for premium priced lean and safe meat associated with the coming Olympic Games. We are currently selling our meat hogs at approximately $221 each with average net income margin of approximately 37%, before deducting minority interest, from our majority owned (51% to 100% ownership) hog farms. AgFeed is currently on track to produce 120,000 hogs this year. We target total production of 400,000 hogs in 2008 through acquisitions of existing producing hog farms at low single digit, 2008 P/E valuation. AgFeed looks forward to another year of record earnings growth in 2008.”

According to the China Feed Industry Association, over 530 million hogs are raised in China each year compared to approximately 100 million in the US. Pork represents approximately 65% of all meat consumption in China. Approximately 70% of China's annual hog production is contributed by individual hog farmers in a highly fragmented market represented by China's 500 million farmers that rely on animal raising and field output for incomes.

About AgFeed Industries, Inc.

AgFeed is a U.S. public company listed on the NASDAQ Global Market. Through its operating subsidiaries in China, AgFeed is a market leader in China's fast growing premix animal nutrition industry. AgFeed has also entered into China's hog raising industry since 2007 through multiple acquisitions. The premix market in which AgFeed operates is an approximately $1.6 billion segment of China's animal feed market, an industry which generated approximately $40 billion in 2006, according to the China Feed Industry Association. There are over 530 million hogs raised in China each year, compared to approximately 100 million in the US. Approximately 65% of China's annual meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

Investor Relations:
The Global Consulting Group
Mr. Dixon Chen
Kevin Theiss
Tel: 646-284-9409
Email: ktheiss@hfgcg.com

Company Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou
Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com

Source: AgFeed Industries, Inc.